Exhibit 99

                 SBC REPORTS STRONG REVENUE AND EARNINGS GROWTH

                       FOR FOURTH QUARTER, FULL-YEAR 1999

              1999 earnings grow 12.5 percent to $7.4 billion and fourth-quarter revenues increase 7.9 percent, before one-time items

         Data services, wireless and international operations drive results

        SAN ANTONIO, Jan. 25, 2000 - SBC Communications Inc. (NYSE: SBC) today announced that increased demand for its data services and wireless operations helped fuel strong fourth-quarter and full-year growth. For the full year 1999, earnings before one-time items, extraordinary items and accounting changes, grew
12.5 percent to $7.4 billion, from $6.6 billion in 1998, and diluted earnings per share increased 12.0 percent to $2.15, compared with $1.92 in 1998. Full-year revenues grew 8.0 percent to $49.0 billion, before one-time items.

        Fourth-quarter revenues increased 7.9 percent to $12.9 billion, before one-time items. Earnings for the quarter grew 8.2 percent, before one-time items and extraordinary items, to $1.9 billion, from $1.7 billion a year ago, and diluted earnings per share increased 8.0 percent to $0.54, compared with $0.50 in the fourth quarter of 1998.

        "As reflected by our fourth-quarter results, SBC continues to generate strong revenue growth, expand its business and create shareowner value while launching major growth initiatives to strengthen its role as an industry leader," said Edward E. Whitacre Jr., chairman and chief executive officer.

        "During the final three months of 1999 we completed the acquisition of Ameritech, launched our national expansion plan and got off to a fast start with Project Pronto, our $6 billion initiative to dramatically accelerate the rollout of high-speed Internet access to most of our 53 million customers," Whitacre added. "We're delivering value to customers today while entering new markets and expanding our fastest-growing product lines to extend our leadership role tomorrow.

        "We are moving closer to our goal of becoming the only communications company our customers will ever need," Whitacre said. "Once we receive federal regulatory approval, SBC will add long distance to its comprehensive communications solutions which today include local, wireless, high-speed Internet access and satellite television."

Major Growth Drivers

        During the fourth quarter, SBC achieved rapid progress in major business lines and initiatives that the company expects will drive its growth over the next several years. Based on the success of these initiatives and cost savings from merger integration, SBC expects to deliver earnings growth of at least 15 percent, and double-digit revenue growth beginning in 2001. Fourth-quarter growth driver highlights included the following:

o Data Services: Fourth-quarter data services revenues increased 44.0 percent to $1.6 billion. Growth was fueled by continued strong demand for high-speed data transport services and by rapid growth in SBC's data communications services, which include applications, network integration services and Internet services. To further accelerate data services growth, SBC is deploying Project Pronto, an initiative to transform its local network into a next-generation, high-speed Internet access platform. Project Pronto, designed to enable SBC to deliver Digital Subscriber Line (DSL) broadband service to more than 80 percent of its local telephone customers by the end of 2002, has already made good progress. SBC sold DSL service to 70,000 customers during the fourth quarter, and 169,000 for the full year. At the end of 1999, SBC had deployed nearly half of the 1,300 wire centers targeted by the project, and more than 10 million customer locations were DSL-capable. The company expects 16 million customer locations to be DSL-capable by year-end.

o Wireless: In the fourth quarter, SBC's domestic wireless operations achieved a net gain of 458,000 subscribers, its strongest internal growth rate in several years. Total subscriber revenues increased 25.2 percent compared with the fourth quarter a year ago. Over the past year, SBC's domestic wireless subscribers increased 28.4 percent to 11.2 million, including strategic acquisitions made during the third quarter. SBC's domestic wireless operations include nine of the United States' 10 largest metropolitan areas and a total population of about 117 million. In November, SBC announced plans to further expand its wireless operations by acquiring Radiofone, which serves 200,000 wireless customers in markets covering approximately 2.4 million people in Louisiana and Michigan. SBC expects to complete the transaction during the second quarter of 2000.

o International: SBC's broad international portfolio continues to be a powerful contributor to earnings growth. Fourth-quarter pre-tax income from SBC's international investments increased 22.8 percent over the comparable quarter a year ago. On a proportionate ownership basis, 1999 total revenues reported by SBC's international holdings increased 39 percent to $6.8 billion. Major growth contributors included the second-quarter investment in Bell Canada, and SBC's ongoing relationships with Tele Danmark and Telmex. SBC further strengthened its relationship with Telmex, the premier communications provider in Mexico, during the quarter by completing Telmex's acquisition of a 50-percent equity stake in Cellular Communications of Puerto Rico, and by investing with Telmex in Brazilian wireless provider Algar Telecom Leste, whose service area includes 17 million people; that transaction was completed earlier this month. SBC now has investments in 23 countries beyond the U.S., is the largest non-European investor in European telecommunications, and has an international portfolio with a current market value estimated at more than $25 billion.

o National Expansion: SBC has quickly made progress in its national expansion into 30 new metropolitan area markets. As part of the expansion launched in concert with the October 1999 acquisition of Ameritech, SBC expects to introduce service in nine new markets in 2000, and another 21 during the following two years. The company expects the initiative to add an incremental $1 billion in revenue by 2002.

o Long Distance: Earlier this month, SBC filed with the Federal Communications Commission for authority to provide long-distance service in Texas. In December, Texas regulators voted unanimously to endorse SBC's entry into the long-distance business. The company believes that gaining FCC approval to enter long distance in all states where it provides local communications services should enable the company to double its existing $3 billion in long-distance revenues over the next three years.

Ameritech Integration

        SBC this month completed detailed integration plans following its acquisition of Ameritech. SBC originally projected $1.4 billion in net income from merger synergies in 2003. Integration initiatives are ahead of schedule, and based on progress to date the company expects to achieve greater benefits and realize them sooner than projected.

Results including one-time items

        SBC's fourth-quarter earnings before one-time items exclude a number of items, including costs related to the Ameritech merger integration process; details are found in this news release's accompanying Financial Summaries and Comparisons. Including one-time items, SBC's reported net income for the fourth quarter of 1999 was $3.1 billion, or $0.90 diluted earnings per share, compared with $1.5 billion, or $0.44 per share, in the fourth quarter of 1998.

        Net income for the fourth quarter 1999 also includes an extraordinary gain of $1.4 billion on the sale of overlapping wireless properties; net income for the fourth quarter 1998 includes an extraordinary loss of $60 million on the early redemption of debt.

         For the full year 1999, reported net income was $8.2 billion, or $2.36 diluted earnings per share, compared with $7.7 billion, or $2.23 per share, for the full year 1998.

        In addition to the fourth-quarter extraordinary items, net income in both years includes the positive effect of changing directory accounting of $207 million in 1999, and $15 million in 1998.



Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in SBC's filings with the Securities and Exchange Commission. SBC disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.

        SBC Communications Inc. (www.sbc.com) is a global communications leader. Through its subsidiaries - Southwestern Bell, Ameritech, Pacific Bell, SBC Telecom, Nevada Bell, SNET and Cellular One - and world-class network, SBC provides local and long-distance phone service, wireless and data communications, paging, high-speed Internet access and messaging, cable and satellite television, security services and telecommunications equipment, as well as directory advertising and publishing. In the United States, the company currently has 90.4 million voice grade equivalent lines, 11.2 million wireless customers and is undertaking a national expansion program that will bring SBC service to an additional 30 markets. Internationally, SBC has telecommunications investments in 23 countries. With more than 204,000 employees, SBC is the 14th largest employer in the U.S., with annual revenues that rank it among the largest Fortune 500 companies.

For more detailed information on SBC's fourth-quarter results, visit our web site at http://www.sbc.com/Investor/Home.html
-------------------------------------

                             SBC Communications Inc.

                        Financial Summary and Comparisons

                 (dollars in millions, except per share amounts)

                                   (unaudited)

                          -- FOURTH-QUARTER RESULTS --

EXCLUDING ONE-TIME ITEMS:                               1999          1998         CHANGE
-------------------------                               ----         -----         ------

Operating revenues                                   $12,896       $11,951           7.9%

Operating expenses                                    $9,706        $9,093           6.7%

Income before extraordinary items                     $1,851        $1,711           8.2%

Diluted earnings per share before
   extraordinary items                                 $0.54         $0.50           8.0%

AS REPORTED

Operating revenues                                   $12,897       $12,165           6.0%

Operating expenses                                   $10,039        $9,638           4.2%

Income before extraordinary items                     $1,727        $1,591           8.5%

Net Income                                            $3,106        $1,531              -

Diluted earnings per share before
   extraordinary items                                 $0.50         $0.46           8.7%

Diluted earnings per share                             $0.90         $0.44              -

Weighted average common shares
     outstanding (in millions)                         3,405         3,408         (0.1)%

Weighted average common shares
     outstanding with dilution (in millions)           3,450         3,456         (0.2)%




SBC's earnings before one-time items for the fourth quarter 1999 exclude a number of one-time items (i) a charge of $574 resulting from costs related to synchronizing accounting estimation techniques and valuation assumptions between SBC and Ameritech, converting Ameritech's wireless customers to SBC's network platform, and the merger integration process with Ameritech, (ii) $368 of settlement gains associated with lump-sum pension payments, (iii) gains of $77 related to sale of property by an international affiliate, and (iv) incremental operating impacts of $5 attributable to the operations of the overlapping Ameritech wireless properties sold in the fourth quarter.

SBC's earnings before one-time items for the fourth quarter 1998 exclude $268 related to the merger integration process with SNET, a gain of $102 on the sale of assets to Century Telephone Enterprises Inc., and incremental operating impacts of $46 attributable to the operations of the overlapping Ameritech wireless properties sold in the fourth quarter of 1999.

                             SBC Communications Inc.

                        Financial Summary and Comparisons

                 (dollars in millions, except per share amounts)

                                   (unaudited)

                              -- ANNUAL RESULTS --

EXCLUDING ONE-TIME ITEMS:                               1999          1998         CHANGE
-------------------------                               ----         -----         ------

Operating revenues                                   $48,960       $45,323           8.0%

Operating expenses                                   $36,437       $33,836           7.7%

Income before extraordinary items and
   cumulative effect of accounting change             $7,439        $6,611          12.5%

Diluted earnings per share before
   extraordinary items and cumulative
   effect of accounting change                         $2.15         $1.92          12.0%


AS REPORTED

Operating revenues                                   $49,489       $46,207           7.1%

Operating expenses                                   $37,891       $34,984           8.3%

Income before extraordinary items and
   cumulative effect of accounting change             $6,573        $7,735         -15.0%

Net Income                                            $8,159        $7,690           6.1%

Diluted earnings per share before
   extraordinary items and cumulative
   effect of accounting change                         $1.90         $2.24         -15.2%

Diluted earnings per share                             $2.36         $2.23           5.8%

Weighted average common shares
     outstanding (in millions)                         3,409         3,406           0.1%

Weighted average common shares
     outstanding with dilution (in millions)           3,458         3,450           0.2%


SBC's earnings before one-time items for the year ended 1999 exclude a number of one-time items (i) a charge of $1,457 from costs related to synchronizing accounting estimation techniques and valuation assumptions between SBC and Ameritech, converting Ameritech's wireless customers to SBC's network platform, the impairment of a portion of the accounting goodwill associated with Ameritech's security business and costs associated with strategic initiatives resulting from the merger integration process with Ameritech, (ii) $368 of settlement gains associated with lump-sum pension payments, (iii) incremental operating impacts of $119 attributable to the operations of the overlapping Ameritech wireless properties sold in the fourth quarter, (iv) gains of $77 related to sale of property by an international affiliate, and (v) reduction to a charge to cover the cost of consolidating security monitoring centers and company-owned cellular retail stores of $27.

SBC's earnings before one-time items for the year ended 1998 exclude (i) gain of $1,012 on sale of Telcom Corp. of New Zealand shares, (ii) charge of $268 related to the merger integration process with SNET, (iii) gain of $219 on sale of certain non-core businesses, principally the required disposition of SBC's interest in Mobile Telephone Networks, a South African national cellular company, (iv) gain of $102 on sale of assets to Century Telephone Enterprises Inc., (v) charge of $64 to cover the cost of consolidating security monitoring centers and company-owned cellular retail stores, and (vi) incremental operating impacts of $123 attributable to the operations of the overlapping Ameritech wireless properties sold in the fourth quarter.